Exhibit 99.1

Antero Midstream Reports Second Quarter 2020 Results and Announces Updated 2020 Capital Budget & Guidance

Denver, Colorado, July 29, 2020—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today released its second quarter 2020 financial and operating results. In addition, Antero Midstream announced a reduction of its 2020 capital budget and increase in its Free Cash Flow guidance. The relevant consolidated financial statements are included in Antero Midstream’s quarterly report on Form 10-Q for the three months ended June 30, 2020.

Second Quarter 2020 Highlights:

•         Net income was $88 million, or $0.19 per share, a 36% increase compared to the prior year quarter

•         Adjusted Net Income was $106 million, or $0.22 per share, a 36% increase compared to the prior year quarter (non-GAAP measure)

•         Adjusted EBITDA was $201 million, a 2% decline compared to the prior year quarter (non-GAAP measure)

•         Distributable Cash Flow was $152 million, resulting in 1.0x DCF coverage on the previously declared dividend of $0.3075 per share (non-GAAP measure)

•         Capital expenditures were $59 million, a 63% decrease compared to the prior year quarter

•         Free Cash Flow before return of capital and changes in working capital was $108 million compared to $15 million in the prior year quarter (non-GAAP measure)

•         Received $39 million of the $55 million tax refund related to net operating losses in prior tax years under the CARES Act; remaining $16 million expected to be received by year-end 2020

•         Repurchased 3.2 million shares at an average price of $2.77 per share for approximately $8.9 million

•         Total debt as of June 30, 2020 was $3.1 billion, unchanged from March 31, 2020

Updated 2020 Capital Budget & Free Cash Flow Guidance:

•	Further decreased capital budget to a range of $200 to $215 million from the original budget of $300 to $325 million and previously revised budget of $215 to $240 million
o	A 67% decrease compared to 2019 capital expenditures
•	Increased Free Cash Flow guidance (before return of capital and changes in working capital) to $445 to $475 million from the original guidance of $375 to $425 million and previously revised guidance of $420 to $450 million
o	Increase driven by capital budget reduction with no change to previously provided Adjusted EBITDA guidance of $800 to $830 million

Paul Rady, Chairman and CEO said, “Antero Midstream delivered a strong quarter with no material volume curtailments due to the coordinated efforts and planning of Antero Midstream and Antero Resources. As a result, Antero Midstream’s gathering and compression volumes increased 8% year-over-year and 6% sequentially during the second quarter. We are incredibly proud of all of our employees who have safely delivered these results despite the ongoing uncertainty and challenges surrounding the COVID-19 pandemic. This operational excellence, combined with our continued reduction in capital expenditures, resulted in Free Cash Flow of $108 million compared to $15 million the second quarter of 2019.”

Mr. Rady further added, “Due to the just-in-time nature of our capital investments with no long-term major capital projects, Antero Midstream has been able to reduce its capital budget by over $100 million in 2020. This has in-turn improved our Free Cash Flow guidance by $60 million in 2020 compared to our original guidance and allows Antero Midstream to maintain a strong balance sheet with significant liquidity and financial flexibility.”

For a discussion of the non-GAAP financial measures including Adjusted EBITDA, Adjusted Net Income, Distributable Cash Flow, Free Cash Flow and Net Debt, please see “Non-GAAP Financial Measures.”

Antero Resources Developments

On June 15, 2020, Antero Resources announced the closing of a $402 million overriding royalty interest (“ORRI”) transaction. In addition, Antero Resources announced that in July of 2020 it monetized excess 2021 natural gas hedges as a result of the ORRI transaction for proceeds of approximately $29 million. Antero Resources disclosed that, pro forma for the hedge monetization, it expects to be 100% hedged on its 2021 natural gas production at a price of $2.77/MMBtu. The hedge monetization brings Antero Resources’ total asset sale proceeds to $531 million, inclusive of up to $102 million of contingent consideration relating to the ORRI transaction that may be earned through 2021, compared to a stated asset sale target of $750 million to $1.0 billion. Since the commencement of Antero Resources’ debt repurchase program in the fourth quarter of 2019, Antero Resources has repurchased $888 million of notional debt at a 19% weighted average discount, reducing total indebtedness by $171 million and net interest expense by $24 million on an annualized basis. Antero Resources has stated that pro forma for the hedge monetization, its liquidity position as of June 30, 2020 was approximately $1.0 billion and that the par value of its 2021 and 2022 maturities outstanding has been reduced from $1.0 billion and $1.1 billion at issuance to $503 million and $756 million, respectively, each as of July 24, 2020.

COVID-19 Pandemic Developments

As a midstream energy company, Antero Midstream is recognized as an essential business under various federal, state and local regulations related to the COVID-19 pandemic. Antero Midstream has continued to operate as permitted under these regulations while taking steps to protect the health and safety of its workers. Antero Midstream has implemented protocols to reduce the risk of an outbreak within its field operations, and these protocols have not reduced Antero Resources’ production or Antero Midstream’s throughput in a significant manner. A substantial portion of the Company’s non-field level employees continue to operate in remote work from home arrangements, and Antero Midstream has been able to maintain a consistent level of effectiveness through these arrangements, including maintaining day-to-day operations, its financial reporting systems and its internal control over financial reporting. For more information, please see Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Updated Capital Budget and Free Cash Flow Guidance

Antero Midstream announced a reduction in its 2020 capital budget to a range of $200 to $215 million from the original budget of $300 to $325 million and previously revised budget of $215 to $240 million. The capital budget assumes a sequential reduction in capital expenditures in the second half of 2020 as compared to the first half of 2020 and contemplates a 2021 Antero Resources development plan that maintains flat year-over-year net production. As a result of the capital budget reduction, Antero Midstream is increasing Free Cash Flow guidance (before return of capital and changes in working capital) to $445 to $475 million from the original guidance of $375 to $425 million and previously revised guidance of $420 to $450 million. All guidance not discussed in this release, including Antero Midstream’s Net Loss, Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow guidance, is unchanged from previously stated guidance.

Second Quarter 2020 Financial Results

Low pressure gathering volumes for the second quarter of 2020 averaged 2,869 MMcf/d, an 8% increase as compared to the prior year quarter. Low pressure gathering volumes were in excess of the second quarter 2020 growth incentive fee threshold of 2,700 MMcf/d, resulting in a $12 million rebate to Antero Resources. Compression volumes for the second quarter of 2020 averaged 2,712 MMcf/d, a 13% increase as compared to the second quarter of 2019. High pressure gathering volumes for the second quarter of 2020 averaged 2,839 MMcf/d, an 8% increase compared to the second quarter of 2019. Fresh water delivery volumes averaged 102 MBbl/d during the quarter, a 16% decrease compared to the second quarter of 2019.

Gross processing volumes from the 50/50 processing and fractionation joint venture with MarkWest (a wholly owned subsidiary of MPLX) (the “Joint Venture”) averaged 1,404 MMcf/d for the second quarter of 2020, a 42% increase compared to the prior year quarter. Joint Venture processing capacity was 100% utilized during the quarter. Gross Joint Venture fractionation volumes averaged 33 MBbl/d, a 22% increase compared to the prior year quarter.

	Three Months Ended June 30,
Average Daily Volumes:	2019	2020	% Change
Low Pressure Gathering (MMcf/d)	2,662	2,869	8%
Compression (MMcf/d)	2,396	2,712	13%
High Pressure Gathering (MMcf/d)	2,620	2,839	8%
Fresh Water Delivery (MBbl/d)	122	102	(16)%
Gross Joint Venture Processing (MMcf/d)	986	1,404	42%
Gross Joint Venture Fractionation (MBbl/d)	27	33	22%

For the three months ended June 30, 2020, revenues were $220 million, comprised of $174 million from the Gathering and Processing segment and $63 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $26 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $14 million and $28 million, respectively, for a total of $42 million, compared to $64 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses include $26 million from wastewater handling and high rate water transfer services. The decrease in direct operating expenses was driven by lower per unit gathering and fresh water delivery operating expenses as well as lower costs associated with flowback and produced water. General and administrative expenses excluding equity-based compensation were $10 million during the second quarter of 2020. Total operating expenses included $3 million of equity compensation expense, and $28 million of depreciation.

Net income was $88 million, or $0.19 per share, representing a 36% increase compared to the prior year quarter. Net income adjusted for amortization of customer relationships, or Adjusted Net Income, was $106 million. Adjusted Net Income per share was $0.22 per share, representing a 36% increase compared to the prior year quarter. Adjusted EBITDA was $201 million, a 2% decrease compared to the prior year quarter. Antero Midstream only received two monthly Joint Venture distributions during the quarter compared to three monthly distributions received in prior quarters, resulting in a $(7) million reduction in Adjusted EBITDA. Adjusted EBITDA also included $2 million of Antero Clearwater Facility idling costs during the second quarter. Cash interest paid was $7 million. The increase in cash reserved for bond interest during the quarter was $27 million. Maintenance capital expenditures during the quarter totaled $15 million and distributable cash flow was $152 million. Based on the previously declared dividend of $0.3075 per share, Antero Midstream’s Distributable Cash Flow coverage ratio was approximately 1.0x.

The following table reconciles net income to Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow as used in this release (in thousands):

Three Months Ended June 30,
2019	2020
Net income	$69,274	88,441
Amortization of customer relationships	8,534	17,606
Impairment expense	594	—
Adjusted Net Income	78,402	106,047

Net Income	69,274	88,441
Interest expense	31,521	35,311
Provision for income tax expense	30,419	31,921
Amortization of customer relationships	8,534	17,606
Depreciation expense	36,447	27,745
Impairment expense	594	—
Accretion and change in fair value of contingent acquisition consideration	2,366	61
Equity-based compensation	21,543	2,697
Loss on asset sale	—	240
Equity in earnings of unconsolidated affiliates	(13,623)	(20,947)
Distributions from unconsolidated affiliates	19,085	18,200
Adjusted EBITDA	206,160	201,275
Interest paid	(11,896)	(7,056)
Increase in cash reserved for bond interest (1)	(18,390)	(27,422)
Maintenance capital expenditures (2)	(17,909)	(14,907)
Employee tax withholding for settlement of equity compensation awards	(1,827)	(366)
Distributable Cash Flow	$156,138	151,524

Total Aggregate Dividends Declared	$154,093	146,554

Distributable Cash Flow Coverage Ratio	1.0	x	1.0	x

Adjusted EBITDA	$206,160	201,275
Interest paid	(11,896)	(7,056)
Increase in cash reserved for bond interest (1)	(18,390)	(27,422)
Total capital expenditures	(160,378)	(59,001)
Free Cash Flow (before return of capital and changes in working capital)	$15,496	107,796

1)	Cash reserved for bond interest expense on Antero Midstream’s senior notes outstanding during the period that is paid on a semi-annual basis.
2)	Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Gathering and Processing — During the second quarter of 2020, Antero Midstream connected 44 wells to its gathering system. In addition, Antero Midstream added 240 MMcf/d of compression capacity in the Marcellus during the quarter bringing its total compression capacity to 3.1 Bcf/d. Antero Midstream’s compression capacity was approximately 91% utilized during the quarter.

Water Handling— Antero Midstream’s Marcellus water delivery systems serviced 22 well completions during the second quarter of 2020, a 12% decrease from the prior year quarter.

Balance Sheet and Liquidity

As of June 30, 2020, Antero Midstream had approximately $1.16 billion drawn on its $2.13 billion bank credit facility, resulting in approximately $970 million of liquidity. Antero Midstream’s Net Debt to trailing twelve months pro forma Adjusted EBITDA (“Leverage”) was 3.7x as of June 30, 2020.

Capital Investments

Total capital expenditures including investments in the Joint Venture were $59 million during the second quarter of 2020. Gathering, compression, and water infrastructure capital investments totaled $49 million and investments in unconsolidated affiliates for the Joint Venture were $10 million. Of the $49 million invested in gathering, compression, and water infrastructure, $43 million was in gathering and compression assets and $6 million was in water the handling assets.

Michael Kennedy, CFO of Antero Midstream, said, “The 63% year-over-year reduction in capital expenditures highlights our just-in-time capital investment philosophy that quickly adapts to changes in Antero Resources development plan. This allowed Antero Midstream to generate $108 million of Free Cash Flow before return of capital and changes in working capital. Importantly, after the $156 million of return of capital to shareholders and $39 million tax reimbursement, Antero Midstream’s Net Debt and Leverage were flat quarter-over-quarter at $3.1 billion and 3.7x, respectively.”

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, July 30, 2020 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, August 6, 2020 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13703839. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, August 6, 2020 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income plus amortization of customer contracts and impairment expenses. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income before amortization of customer relationships, impairment expense, interest expense, provision for income tax expense, loss on asset sale, depreciation expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow as Adjusted EBITDA less interest paid, decrease in cash reserved for bond interest and capital expenditures. Free Cash Flow is before dividend payments, share repurchases and changes in working capital. Antero Midstream uses Free Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Antero Midstream’s defines Distributable Cash Flow as Adjusted EBITDA less interest paid, increase in cash reserved for bond interest, income tax withholding upon vesting of equity-based compensation awards, and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash dividends (if any) that are expected to be paid to shareholders. Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA, Adjusted Net Income, Free Cash Flow, and Distributable Cash Flow are non-GAAP financial measures. The GAAP measure most directly comparable to such measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measure of Net Income. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

Antero Midstream has not included a reconciliation of Free Cash Flow to the nearest GAAP financial measure for 2020 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in thousands):

	Twelve Months Ending December 31, 2020
	Low		High
Depreciation expense	$110	—	$120
Equity-based compensation expense	10	—	15
Interest expense	150	—	160
Amortization of customer relationships	70	—	75
Distributions from unconsolidated affiliates	90	—	100

The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this release (in thousands):

June 30, 2020
Bank credit facility	$1,155,000
5.375% senior notes due 2024	652,600
5.75% senior notes due 2027	653,250
5.75% senior notes due 2028	650,000
Net unamortized debt issuance costs	(22,065)
Consolidated total debt	$3,088,785
Cash and cash equivalents	(2,997)
Consolidated net debt	$3,085,788

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three months ended June 30,
	2019	2020
Capital expenditures (as reported on a cash basis)	$162,865	65,729
Change in accrued capital costs	(2,487)	(6,728)
Capital expenditures (accrual basis)	$160,378	59,001

The following table reconciles net loss to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

12 months ended June 30, 2020
Net Loss	$(735,903)
Amortization of customer relationships	70,545
Impairment expense	1,425,910
Interest expense	145,606
Provision for income tax benefit	(242,496)
Depreciation expense	112,621
Accretion and change in fair value of contingent acquisition consideration	4,941
Equity-based compensation	46,586
Loss on asset sale	240
Equity in earnings of unconsolidated affiliates	(73,080)
Distributions from unconsolidated affiliates	82,288
Conflicts committee legal & advisory fees	2,278
Adjusted EBITDA	$839,536

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in West Virginia and Ohio, as well as integrated water assets that primarily service Antero Resources Corporation’s properties. The Company’s website is located at www.anteromidstream.com.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as Antero Midstream’s ability to execute its business plan and return capital to its shareholders, information regarding potential incremental flowback and produced water services, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources and information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world events, including the COVID-19 pandemic, potential shut-ins of production by producers due to lack of downstream demand or storage capacity, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2019 and its subsequently filed Quarterly Reports on Form 10-Q.

For more information, contact Michael Kennedy – CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2019 and June 30, 2020

(In thousands)

		(Unaudited)
	December 31,	June 30,
	2019	2020
Assets
Cash and cash equivalents	$1,235	2,997
Accounts receivable–Antero Resources	101,029	76,088
Accounts receivable–third party	4,574	3,392
Income tax receivable	—	17,547
Other current assets	1,720	645
Total current assets	108,558	100,669
Property and equipment, net	3,273,410	3,249,643
Investments in unconsolidated affiliates	709,639	729,823
Deferred tax asset	103,231	160,579
Customer relationships	1,498,119	1,462,908
Goodwill	575,461	—
Other assets, net	14,460	11,433
Total assets	$6,282,878	5,715,055

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,146	2,714
Accounts payable–third party	6,645	19,822
Accrued liabilities	104,188	72,284
Contingent acquisition consideration	125,000	—
Other current liabilities	3,105	3,325
Total current liabilities	242,084	98,145
Long-term liabilities:
Long-term debt	2,892,249	3,088,785
Other	5,131	4,943
Total liabilities	3,139,464	3,191,873

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized at December 31, 2019 and June 30, 2020, respectively
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding at both December 31, 2019 and June 30, 2020	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 484,042 and 476,486 issued and outstanding at December 31, 2019 and June 30, 2020, respectively	4,840	4,765
Additional paid-in capital	3,480,139	3,164,474
Accumulated loss	(341,565)	(646,057)
Total stockholders' equity	3,143,414	2,523,182
Total liabilities and stockholders' equity	$6,282,878	5,715,055

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended June 30, 2019 and 2020

(In thousands, except per share amounts)

 (Unaudited)

	Three Months Ended June 30,
	2019	2020
Revenue:
Gathering and compression–Antero Resources	$168,925	173,991
Water handling–Antero Resources	95,181	63,351
Water handling and treatment–third party	46	—
Amortization of customer relationships	(8,534)	(17,606)
Total revenue	255,618	219,736
Operating expenses:
Direct operating	63,998	42,067
General and administrative (including $21,543 and $2,697 of equity-based compensation in 2019 and 2020, respectively)	34,622	12,422
Facility idling	—	2,475
Impairment of property and equipment	594	—
Depreciation	36,447	27,745
Accretion and change in fair value of contingent acquisition consideration	2,297	—
Accretion of asset retirement obligations	69	61
Loss on asset sale	—	240
Total operating expenses	138,027	85,010
Operating income	117,591	134,726
Interest expense, net	(31,521)	(35,311)
Equity in earnings of unconsolidated affiliates	13,623	20,947
Income before income taxes	99,693	120,362
Provision for income tax expense	(30,419)	(31,921)
Net income and comprehensive income	$69,274	88,441

Net income per share–basic	$0.14	0.19
Net income per share–diluted	$0.14	0.18

Weighted average common shares outstanding:
Basic	506,816	476,836
Diluted	507,767	478,837

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

Three Months Ended June 30, 2019 and 2020

(Unaudited)

	Three Months Ended June 30,		Amount of Increase	Percentage
	2019	2020	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	242,266	261,039	18,773	8%
Gathering—high pressure (MMcf)	238,406	258,380	19,974	8%
Compression (MMcf)	218,020	246,790	28,770	13%
Fresh water delivery (MBbl)	11,147	9,318	(1,829)	(16)%
Treated water (MBbl)	2,658	—	(2,658)	*
Other fluid handling (MBbl)	5,086	5,433	347	7%
Wells serviced by fresh water delivery	25	22	(3)	(12)%
Gathering—low pressure (MMcf/d)	2,662	2,869	207	8%
Gathering—high pressure (MMcf/d)	2,620	2,839	219	8%
Compression (MMcf/d)	2,396	2,712	316	13%
Fresh water delivery (MBbl/d)	122	102	(20)	(16)%
Treated water (MBbl/d)	29	—	(29)	*
Other fluid handling (MBbl/d)	56	60	4	7%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.33	—	—%
Average gathering—high pressure fee ($/Mcf)	$0.20	0.20	—	—%
Average compression fee ($/Mcf)	$0.19	0.20	0.01	5%
Average fresh water delivery fee ($/Bbl)	$3.90	3.96	0.06	2%
Average treatment fee ($/Bbl)	$4.50	—	(4.50)	*
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	89,770	127,791	38,021	42%
Fractionation—Joint Venture (MBbl)	2,470	3,014	544	22%
Processing—Joint Venture (MMcf/d)	986	1,404	418	42%
Fractionation—Joint Venture (MBbl/d)	27	33	6	22%

*	Not meaningful or applicable.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

Three Months Ended June 30, 2020

(Unaudited)

(In thousands)

	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Three months ended June 30, 2020
Revenues:
Revenue–Antero Resources	$185,991	63,351	—	249,342
Gathering—low pressure rebate	(12,000)	—	—	(12,000)
Amortization of customer relationships	(9,239)	(8,367)	—	(17,606)
Total revenues	164,752	54,984	—	219,736

Operating expenses:
Direct operating	14,059	28,008	—	42,067
General and administrative (excluding equity-based compensation)	5,440	2,694	1,591	9,725
Facility idling	—	2,475	—	2,475
Equity-based compensation	2,266	431	—	2,697
Depreciation	14,406	13,339	—	27,745
Accretion of asset retirement obligations	—	61	—	61
Loss on asset sale	—	240	—	240
Total expenses	36,171	47,248	1,591	85,010
Operating income	128,581	7,736	(1,591)	134,726
Other income (expenses):
Interest expense, net	—	—	(35,311)	(35,311)
Equity in earnings of unconsolidated affiliates	20,947	—	—	20,947
Income before taxes	149,528	7,736	(36,902)	120,362
Provision for income tax expense	—	—	(31,921)	(31,921)
Net income and comprehensive income	$149,528	7,736	(68,823)	88,441

Adjusted EBITDA				$201,275

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2019 and 2020

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2020
Cash flows provided by (used in) operating activities:
Net income (loss)	$78,922	(304,492)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Distributions from Antero Midstream Partners LP, prior to the Transactions	43,492	—
Depreciation	44,097	55,088
Payment of contingent consideration in excess of acquisition date fair value	—	(34,342)
Accretion and change in fair value of contingent acquisition consideration	3,425	103
Impairment	594	664,544
Deferred income taxes	28,042	(56,408)
Equity-based compensation	32,966	6,035
Equity in earnings of unconsolidated affiliates	(16,503)	(40,024)
Distributions from unconsolidated affiliates	23,860	41,828
Amortization of customer relationships	10,315	35,211
Amortization of deferred financing costs	1,102	2,190
Settlement of asset retirement obligations	—	(601)
Loss on asset sale	—	240
Changes in assets and liabilities:
Accounts receivable–Antero Resources	38,414	24,941
Accounts receivable–third party	9	1,089
Income tax receivable	—	(17,547)
Other current assets	(1,867)	930
Accounts payable–Antero Resources	973	(432)
Accounts payable–third party	(4,629)	5,495
Income taxes payable	(15,370)	—
Accrued liabilities	(15,678)	(21,701)
Net cash provided by operating activities	252,164	362,147
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(89,206)	(103,937)
Additions to water handling systems	(51,984)	(19,477)
Investments in unconsolidated affiliates	(103,409)	(21,988)
Cash received on acquisition of Antero Midstream Partners LP	619,532	—
Cash consideration paid to Antero Midstream Partners LP unitholders	(598,709)	—
Cash received in asset sale	—	123
Change in other assets	2,375	1,938
Net cash used in investing activities	(221,401)	(143,341)
Cash flows provided by (used in) financing activities:
Distributions to unitholders and dividends to stockholders	(182,625)	(296,395)
Distributions to Series B unitholders	(3,720)	—
Distributions to preferred stockholders	(98)	(275)
Repurchases of common stock	—	(24,713)
Issuance of senior notes	650,000	—
Payments of deferred financing costs	(6,952)	—
Borrowings (repayments) on bank credit facilities, net	(480,500)	195,500
Payment for contingent acquisition consideration	—	(90,658)
Employee tax withholding for settlement of equity compensation awards	(1,828)	(392)
Other	(71)	(111)
Net cash used in financing activities	(25,794)	(217,044)
Net increase in cash and cash equivalents	4,969	1,762
Cash and cash equivalents, beginning of period	2,822	1,235
Cash and cash equivalents, end of period	$7,791	2,997
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$31,147	74,665
Cash refund received (paid) during the period for income taxes	$(16,001)	38,910
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$9,447	(3,461)